Free Writing Prospectus No. 3,364 Registration Statement Nos. 333-250103; 333-250103-01 Dated December 2, 2021 Filed Pursuant to Rule 433

Morgan Stanley Finance LLC Trigger Digital Notes

Linked to the Performance of West Texas Intermediate Light Sweet Crude Oil Futures Contracts due December 20, 2022

Fully and Unconditionally Guaranteed by Morgan Stanley

Principal at Risk Securities

Investment Description

These Trigger Digital Notes (the “Securities”) are unsecured and unsubordinated debt securities issued by Morgan Stanley Finance LLC (“MSFL”) and are fully and unconditionally guaranteed by Morgan Stanley. The return on the Securities is linked to the performance of West Texas Intermediate Light Sweet Crude Oil Futures Contracts (the “Underlying Commodity”). If the Final Commodity Price is greater than or equal to the Digital Barrier, MSFL will pay the Principal Amount at maturity plus a return equal to the Digital Return of 21.40%. However, if the Final Commodity Price is less than the Downside Threshold (which is the same as the Digital Barrier), MSFL will pay significantly less than the full Principal Amount at maturity, if anything, resulting in a loss of principal that is proportionate to the negative Underlying Commodity Return. The Securities are for investors who seek a return based on the performance of West Texas Intermediate Light Sweet Crude Oil Futures Contracts and who are willing to risk a significant loss on their principal and forgo current income and participation in the appreciation of the Underlying Commodity in exchange for the Digital Return and the contingent repayment of principal, which applies only if the Final Commodity Price is not less than the Downside Threshold, each as applicable at maturity. Investing in the Securities involves significant risks. You will not receive interest payments during the term of the Securities. You may lose a significant portion or all of your Principal Amount. The contingent repayment of principal applies only if you hold the Securities to maturity.

All payments are subject to our credit risk. If we default on our obligations, you could lose a significant portion or all of your investment. These Securities are not secured obligations and you will not have any security interest in, or otherwise have any access to, any underlying reference asset or assets.

Features

❑  Digital Return Feature: If the Final Commodity Price is greater than or equal to the Digital Barrier, MSFL will pay the Principal Amount at maturity plus a return equal to the Digital Return. Any positive return on the Securities will be limited to the Digital Return, and you will not participate in any appreciation in the price of the Underlying Commodity above the Digital Return, which may be significant. If the Final Commodity Price is less than the Downside Threshold, investors will receive significantly less than the Principal Amount at maturity.

❑  Full Downside Exposure Below the Downside Threshold: If the Final Commodity Price is less than the Downside Threshold (which is the same as the Digital Barrier), MSFL will pay significantly less than the Principal Amount, if anything, resulting in a loss of principal that is proportionate to the negative Underlying Commodity Return. The contingent repayment of principal applies only if you hold the Securities to maturity. Accordingly, you may receive significantly less than the Principal Amount if you sell the Securities prior to maturity even if the Underlying Commodity has not declined to below the Downside Threshold. Any payment on the Securities, including any repayment of principal, is subject to our creditworthiness.

Key Dates*
Strike Date	December 1, 2021
Trade Date	December 2, 2021
Settlement Date	December 7, 2021
Final Valuation Date**	December 15, 2022
Maturity Date**	December 20, 2022

*     Expected.

**   Subject to postponement in the event of a Market Disruption Event or for non-Trading Days. See “Description of Securities—Postponement of Valuation Date(s)” in the accompanying prospectus supplement.

The Securities are significantly riskier than conventional debt INSTRUMENTS. the terms of the securities may not obligate US TO REPAY THE FULL PRINCIPAL AMOUNT OF THE SECURITIES. the Securities CAN have downside MARKET risk SIMILAR TO the UNDERLYING COMMODITY, WHICH CAN RESULT IN A LOSS OF A SIGNIFICANT PORTION Or ALL OF YOUR INVESTMENT at maturity. This MARKET risk is in addition to the CREDIT risk INHERENT IN PURCHASING OUR DEBT OBLIGATIONS.  You should not PURCHASE the Securities if you do not understand or are not comfortable with the significant risks INVOLVED in INVESTING IN the Securities. THE SECURITIES WILL NOT BE LISTED ON ANY SECURITIES EXCHANGE.

YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED UNDER ‘‘KEY RISKS’’ BEGINNING ON PAGE 5 OF THIS FREE WRITING PROSPECTUS BEFORE PURCHASING ANY SECURITIES. EVENTS RELATING TO ANY OF THOSE RISKS, OR OTHER RISKS AND UNCERTAINTIES, COULD ADVERSELY AFFECT THE MARKET VALUE OF, AND THE RETURN ON, YOUR SECURITIES.

Security Offering
We are offering Trigger Digital Notes linked to the performance of West Texas Intermediate Light Sweet Crude Oil Futures Contracts (“WTI crude oil”). The Securities are offered at a minimum investment of 1 Security at the Price to Public listed below.
Underlying Commodity	Initial Commodity Price	Digital Return	Digital Barrier	Downside Threshold	CUSIP	ISIN
West Texas Intermediate Light Sweet Crude Oil Futures Contracts	$65.57	21.40%	$45.90, which is approximately 70% of the Initial Commodity Price	$45.90, which is approximately 70% of the Initial Commodity Price	61773FER0	US61773FER01

See “Additional Information about Morgan Stanley, MSFL and the Securities” on page 2. The Securities will have the terms set forth in the accompanying prospectus, prospectus supplement and this free writing prospectus.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these Securities or passed upon the adequacy or accuracy of this free writing prospectus or the accompanying prospectus supplement and prospectus. Any representation to the contrary is a criminal offense. The Securities are not deposits or savings accounts and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency or instrumentality, nor are they obligations of, or guaranteed by, a bank.

Estimated value on the Trade Date	Approximately $979.00 per Security, or within $79.00 of that estimate. See “Additional Information about Morgan Stanley, MSFL and the Securities” on page 2.
	Price to Public	Underwriting Discount(1)	Proceeds to Us(2)
Per Security	$1,000	$7.50	$992.50
Total	$	$	$
(1)	UBS Financial Services Inc., acting as dealer, will receive from Morgan Stanley & Co. LLC, the agent, a fixed sales commission of $7.50 for each Security it sells. For more information, please see “Supplemental Plan of Distribution; Conflicts of Interest” on page 16 of this free writing prospectus.
(2)	See “Use of Proceeds and Hedging” on page 16.

The agent for this offering, Morgan Stanley & Co. LLC, is our affiliate and a wholly owned subsidiary of Morgan Stanley. See “Supplemental Plan of Distribution; Conflicts of Interest” on page 16 of this free writing prospectus.

Morgan Stanley	UBS Financial Services Inc.

Additional Information about Morgan Stanley, MSFL and the Securities

Morgan Stanley and MSFL have filed a registration statement (including a prospectus, as supplemented by a prospectus supplement) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement, the prospectus supplement and any other documents relating to this offering that Morgan Stanley and MSFL have filed with the SEC for more complete information about Morgan Stanley, MSFL and this offering. You may get these documents for free by visiting EDGAR on the SEC website at.www.sec.gov. Alternatively, Morgan Stanley, MSFL, any underwriter or any dealer participating in this offering will arrange to send you the prospectus and the prospectus supplement if you so request by calling toll-free 1-(800)-584-6837.

You may access the accompanying prospectus supplement and prospectus on the SEC website at.www.sec.gov as follows:

t	Prospectus supplement dated November 16, 2020: https://www.sec.gov/Archives/edgar/data/895421/000095010320022223/dp140498_424b2-pscjump.htm

t	Prospectus dated November 16, 2020: https://www.sec.gov/Archives/edgar/data/895421/000095010320022190/dp140485_424b2-base.htm

References to “MSFL” refer only to MSFL, references to “Morgan Stanley” refer only to Morgan Stanley and references to “we,” “our” and “us” refer to MSFL and Morgan Stanley collectively. In this document, the “Securities” refers to the Trigger Digital Notes that are offered hereby. Also, references to the accompanying “prospectus” and “prospectus supplement” mean the prospectus filed by MSFL and Morgan Stanley dated November 16, 2020 and the prospectus supplement filed by MSFL and Morgan Stanley dated November 16, 2020, respectively.

You should rely only on the information incorporated by reference or provided in this free writing prospectus or the accompanying prospectus supplement and prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this free writing prospectus or the accompanying prospectus supplement and prospectus is accurate as of any date other than the date on the front of the applicable document.

The Issue Price of each Security is $1,000. This price includes costs associated with issuing, selling, structuring and hedging the Securities, which are borne by you, and, consequently, the estimated value of the Securities on the Trade Date will be less than $1,000. We estimate that the value of each Security on the Trade Date will be approximately $979.00, or within $79.00 of that estimate. Our estimate of the value of the Securities as determined on the Trade Date will be set forth in the final pricing supplement.

What goes into the estimated value on the Trade Date?

In valuing the Securities on the Trade Date, we take into account that the Securities comprise both a debt component and a performance-based component linked to the Underlying Commodity. The estimated value of the Securities is determined using our own pricing and valuation models, market inputs and assumptions relating to the Underlying Commodity, instruments based on the Underlying Commodity, volatility and other factors including current and expected interest rates, as well as an interest rate related to our secondary market credit spread, which is the implied interest rate at which our conventional fixed rate debt trades in the secondary market.

What determines the economic terms of the Securities?

In determining the economic terms of the Securities, including the Digital Return, the Digital Barrier and the Downside Threshold, we use an internal funding rate, which is likely to be lower than our secondary market credit spreads and therefore advantageous to us. If the issuing, selling, structuring and hedging costs borne by you were lower or if the internal funding rate were higher, one or more of the economic terms of the Securities would be more favorable to you.

What is the relationship between the estimated value on the Trade Date and the secondary market price of the Securities?

The price at which MS & Co. purchases the Securities in the secondary market, absent changes in market conditions, including those related to the Underlying Commodity, may vary from, and be lower than, the estimated value on the Trade Date, because the secondary market price takes into account our secondary market credit spread as well as the bid-offer spread that MS & Co. would charge in a secondary market transaction of this type and other factors.

MS & Co. currently intends, but is not obligated, to make a market in the Securities, and, if it once chooses to make a market, may cease doing so at any time.

Investor Suitability

The Securities may be suitable for you if:

♦  You fully understand the risks inherent in an investment in the Securities, including the risk of loss of your entire initial investment.

♦  You can tolerate a loss of all or a substantial portion of your Principal Amount and you are willing to make an investment that may have the same downside market risk as the Underlying Commodity.

♦  You understand and accept that you will not participate in any appreciation in the price of the Underlying Commodity, which may be significant, and that your potential return will not exceed the Digital Return specified on the cover hereof.

♦  You are willing to invest in the Securities based on the Digital Return specified on the cover hereof.

♦  You understand and accept the risks associated with the Underlying Commodity.

♦  You are willing to hold the Securities to maturity, as set forth on the cover of this free writing prospectus, and accept that there may be little or no secondary market for the Securities.

♦  You are willing to invest in the Securities based on the Digital Barrier and Downside Threshold specified on the cover hereof.

♦  You can tolerate fluctuations of the price of the Securities prior to maturity that may be similar to or exceed the downside fluctuations in the price of the Underlying Commodity.

♦  You do not seek current income from your investment.

♦  You are willing to assume our credit risk and understand that if we default on our obligations you may not receive any amounts due to you, including any repayment of principal.

The Securities may not be suitable for you if:

♦  You do not fully understand the risks inherent in an investment in the Securities, including the risk of loss of your entire initial investment.

♦  You cannot tolerate a loss of all or a substantial portion of your Principal Amount, and you are not willing to make an investment that may have the same downside market risk as an investment in the Underlying Commodity.

♦  You require an investment designed to provide a full return of principal at maturity.

♦  You are unwilling to invest in the Securities based on the Digital Return specified on the cover hereof.

♦  You do not understand and accept the risks associated with the Underlying Commodity.

♦  You are unable or unwilling to hold the Securities to maturity, as set forth on the cover of this free writing prospectus, or you seek an investment for which there will be an active secondary market.

♦  You are unwilling to invest in the Securities based on the Digital Barrier and Downside Threshold specified on the cover hereof.

♦  You prefer the lower risk, and, therefore, accept the potentially lower returns, of conventional debt securities with comparable maturities issued by us or another issuer with a similar credit rating.

♦  You seek current income from your investment.

♦  You are not willing or are unable to assume the credit risk associated with us for any payment on the Securities, including any repayment of principal.

The investor suitability considerations identified above are not exhaustive. Whether or not the Securities are a suitable investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the suitability of an investment in the Securities in light of your particular circumstances. You should also review “Key Risks” on page 5 of this free writing prospectus and “Risk Factors” beginning on page 7 of the accompanying prospectus for risks related to an investment in the Securities. For additional information about the Underlying Commodity, see the information set forth under “West Texas Intermediate Light Sweet Crude Oil Futures Contracts” on page 13.

Terms
Issuer	Morgan Stanley Finance LLC
Guarantor	Morgan Stanley
Issue Price (per Security)	$1,000 per Security
Principal Amount	$1,000 per Security
Term	Approximately 54 weeks
Underlying Commodity	West Texas Intermediate Light Sweet Crude Oil Futures Contracts (“WTI crude oil”)
Digital Return	21.40%
Digital Barrier / Downside Threshold	$45.90, which is approximately 70% of the Initial Commodity Price
Payment at Maturity (per Security)

If the Final Commodity Price is greater than or equal to the Digital Barrier, MSFL will pay you an amount calculated as follows:

$1,000 + ($1,000 × Digital Return)

If the Final Commodity Price is less than the Downside Threshold, MSFL will pay you an amount calculated as follows:

$1,000 + ($1,000 × Underlying Commodity Return)

In this case, you will lose a significant portion or all of your Principal Amount in an amount proportionate to the negative Underlying Commodity Return; provided that the Payment at Maturity will not be less than zero.

Underlying Commodity Return	Final Commodity Price – Initial Commodity Price Initial Commodity Price Please note that the prospectus supplement refers to this concept as the “commodity percent change.”
Initial Commodity Price	$65.57, which is the Commodity Price on the Strike Date.
Final Commodity Price	The Commodity Price on the Final Valuation Date.
Strike Date	December 1, 2021
Trade Date	December 2, 2021
Settlement Date	December 7, 2021
Final Valuation Date	December 15, 2022*
Maturity Date	December 20, 2022*
Commodity Price	For any Trading Day, the official settlement price per barrel of WTI crude oil on the NYMEX Division, or its successor, of the New York Mercantile Exchange, Inc. (the “NYMEX Division”or the “Relevant Exchange”) of the first nearby month futures contract, stated in U.S. dollars, as made public by the NYMEX Division on such date, provided that if such date falls on the last Trading Day of such futures contract (all pursuant to the rules of the NYMEX Division), then the second nearby month futures contract on such date.
CUSIP / ISIN	61773FER0 / US61773FER01
Calculation Agent	Morgan Stanley Capital Group Inc. and its successors (“MSCG”)
*Subject to postponement in the event of a Market Disruption Event or for non-Trading Days. See “Description of Securities—Postponement of Valuation Date(s)” in the accompanying prospectus supplement.
Investment Timeline

The Initial Commodity Price is observed, the Downside Threshold and Digital Barrier are determined and the Digital Return is set.

The Final Commodity Price and Underlying Commodity Return are determined on the Final Valuation Date.

If the Final Commodity Price is greater than or equal to the Digital Barrier, MSFL will pay you a cash payment per Security equal to:

$1,000 + ($1,000 × Digital Return)

If the Final Commodity Price is less than the Downside Threshold, MSFL will pay you a cash payment per Security equal to:

$1,000 + ($1,000 × Underlying Commodity Return)

Under these circumstances, you will lose a significant portion, and could lose all, of your Principal Amount.

INVESTING IN THE SECURITIES INVOLVES SIGNIFICANT RISKS. YOU MAY LOSE A SIGNIFICANT PORTION OR ALL OF YOUR PRINCIPAL AMOUNT. ANY PAYMENT ON THE SECURITIES IS SUBJECT TO OUR CREDITWORTHINESS. IF WE WERE TO DEFAULT ON OUR PAYMENT OBLIGATIONS, YOU MAY NOT RECEIVE ANY AMOUNTS OWED TO YOU UNDER THE SECURITIES.

Key Risks

An investment in the Securities involves significant risks. The material risks that apply to the Securities are summarized here, but we urge you to also read the “Risk Factors” section of the accompanying prospectus. You should also consult your investment, legal, tax, accounting and other advisers before you invest in the Securities.

Risks Relating to an Investment in the Securities

♦	The Securities do not guarantee any return of principal – The terms of the Securities differ from those of ordinary debt securities in that MSFL will not pay interest and is not necessarily obligated to repay any of the Principal Amount at maturity. If the Final Commodity Price is less than the Downside Threshold (which is 70% of the Initial Commodity Price), you will be exposed to the full negative Underlying Commodity Return and the payout owed at maturity by MSFL will be an amount in cash that is at least 30% less than the $1,000 Principal Amount of each Security, resulting in a loss proportionate to the decrease in the value of the Underlying Commodity from the Initial Commodity Price to the Final Commodity Price. This means that while a decrease of up to 30% between the Initial Commodity Price and the Final Commodity Price will not result in a loss of principal on the Securities, a decrease in excess of 30% will result in a loss of a significant portion of the Principal Amount of the Securities despite only a small incremental change in the price of the Underlying Commodity. There is no minimum payment at maturity on the Securities, and, accordingly, you could lose all of your Principal Amount.

♦	Your potential return on the Securities will not exceed the Digital Return — If the Final Commodity Price is greater than or equal to the Digital Barrier, the return potential of the Securities is limited to the Digital Return in all cases, regardless of the appreciation of the Underlying Commodity, which may be significant. As a result, the return on an investment in the Securities may be significantly less than the return on a direct investment in the Underlying Commodity.

♦	You may incur a loss on your investment if you sell your Securities prior to maturity – The Downside Threshold is observed on the Final Valuation Date and the contingent repayment of principal applies only at maturity. If you are able to sell your Securities in the secondary market prior to maturity, you may have to sell them at a loss relative to your initial investment even if the Closing Price of the Underlying Commodity is above the Downside Threshold at that time.

♦	The Digital Return applies only if you hold the Securities to maturity – You should be willing to hold your Securities to maturity. If you are able to sell your Securities prior to maturity in the secondary market, the price you receive will likely not reflect the full economic value of the Digital Return or the Securities themselves, and the return you realize may be less than the Digital Return even if the price of the Underlying Commodity is greater than the Digital Barrier. You can receive the full benefit of the Digital Return from MSFL only if you hold your Securities to maturity.

♦	The Securities are subject to our credit risk, and any actual or anticipated changes to our credit ratings or our credit spreads may adversely affect the market value of the Securities – You are dependent on our ability to pay all amounts due on the Securities at maturity, if any, and therefore you are subject to our credit risk. If we default on our obligations under the Securities, your investment would be at risk and you could lose some or all of your investment. As a result, the market value of the Securities prior to maturity will be affected by changes in the market’s view of our creditworthiness. Any actual or anticipated decline in our credit ratings or increase in our credit spreads charged by the market for taking our credit risk is likely to adversely affect the market value of the Securities.

♦	As a finance subsidiary, MSFL has no independent operations and will have no independent assets – As a finance subsidiary, MSFL has no independent operations beyond the issuance and administration of its securities and will have no independent assets available for distributions to holders of MSFL securities if they make claims in respect of such securities in a bankruptcy, resolution or similar proceeding. Accordingly, any recoveries by such holders will be limited to those available under the related guarantee by Morgan Stanley and that guarantee will rank pari passu with all other unsecured, unsubordinated obligations of Morgan Stanley. Holders will have recourse only to a single claim against Morgan Stanley and its assets under the guarantee. Holders of securities issued by MSFL should accordingly assume that in any such proceedings they would not have any priority over and should be treated pari passu with the claims of other unsecured, unsubordinated creditors of Morgan Stanley, including holders of Morgan Stanley-issued securities.

♦	The Securities do not pay interest – MSFL will not pay any interest with respect to the Securities over the term of the Securities.

♦	The market price of the Securities may be influenced by many unpredictable factors – Several factors, many of which are beyond our control, will influence the value of the Securities in the secondary market and the price at which MS & Co. may be willing to purchase or sell the Securities in the secondary market (if at all), including:

o	the market price of the Underlying Commodity and the volatility (frequency and magnitude of changes in price) of such price,

o	whether or not the price of the Underlying Commodity is less than the Downside Threshold,

o	trends of supply and demand for the Underlying Commodity at any time, as well as the effects of speculation or any government actions that could affect the markets for the Underlying Commodity,

o	interest and yield rates in the market,

o	geopolitical conditions and economic, financial, political, regulatory or judicial events that affect the Underlying Commodity or commodities markets generally and which may affect the price of the Underlying Commodity,

o	the time remaining until the Securities mature, and

o	any actual or anticipated changes in our credit ratings or credit spreads.

Some or all of these factors will influence the terms of the Securities at the time of issuance and the price that you will receive if you are able to sell your Securities prior to maturity, as the Securities are comprised of both a debt component and a performance-based component linked to the Underlying Commodity, and these are the types of factors that also generally affect the values of debt securities and derivatives linked to the Underlying Commodity. For example, you may have to sell your Securities at a substantial discount from the principal amount of $1,000 per Security if the price of the Underlying Commodity at the time of sale is at, below or moderately above its Initial Commodity Price, and especially if it is near or below the Downside Threshold, or it is believed to be likely to do so in light of the then-current price of the Underlying Commodity. You cannot predict the future performance of the Underlying Commodity based on its historical performance.

♦	The probability that the Final Commodity Price will be less than the Downside Threshold will depend on the volatility of the Underlying Commodity – “Volatility” refers to the frequency and magnitude of changes in the price of the Underlying Commodity. Higher expected volatility with respect to the Underlying Commodity as of the Trade Date generally indicates a greater chance as of that date that the Final Commodity Price will be less than the Downside Threshold, which would result in a loss of a significant portion or all of your investment at maturity. However, the Underlying Commodity’ volatility can change significantly over the term of the Securities. The price of the Underlying Commodity could fall sharply, resulting in a significant loss of principal. You should be willing to accept the downside market risk of the Underlying Commodity and the potential loss of a significant portion or all of your investment at maturity.

♦	The amount payable on the Securities is not linked to the price of the Underlying Commodity at any time other than the Final Valuation Date – The Final Commodity Price will be based on the Commodity Price of the Underlying Commodity on the Final Valuation Date, subject to postponement for non-Trading Days and certain Market Disruption Events. Even if the price of the Underlying Commodity appreciates prior to the Final Valuation Date but then drops by the Final Valuation Date, the Payment at Maturity may be significantly less than it would have been had the Payment at Maturity been linked to the price of the Underlying Commodity prior to such drop. Although the actual price of the Underlying Commodity on the stated Maturity Date or at other times during the term of the Securities may be higher than the Final Commodity Price, the Payment at Maturity will be based solely on the Commodity Price of the Underlying Commodity on the Final Valuation Date as compared to the Initial Commodity Price.

♦	Investing in the Securities is not equivalent to investing in the Underlying Commodity – Investing in the Securities is not equivalent to investing in the Underlying Commodity. By purchasing the Securities, you do not purchase any entitlement to the Underlying Commodity. Furthermore, by purchasing the Securities, you are taking credit risk to us and not to any counter-party to futures contracts or forward contracts on any commodity.

♦	The rate we are willing to pay for securities of this type, maturity and issuance size is likely to be lower than the rate implied by our secondary market credit spreads and advantageous to us. Both the lower rate and the inclusion of costs associated with issuing, selling, structuring and hedging the Securities in the Issue Price reduce the economic terms of the Securities, cause the estimated value of the Securities to be less than the Issue Price and will adversely affect secondary market prices – Assuming no change in market conditions or any other relevant factors, the prices, if any, at which dealers, including MS & Co., may be willing to purchase the Securities in secondary market transactions will likely be significantly lower than the Issue Price, because secondary market prices will exclude the issuing, selling, structuring and hedging-related costs that are included in the Issue Price and borne by you and because the secondary market prices will reflect our secondary market credit spreads and the bid-offer spread that any dealer would charge in a secondary market transaction of this type as well as other factors.

The inclusion of the costs of issuing, selling, structuring and hedging the Securities in the Issue Price and the lower rate we are willing to pay as issuer make the economic terms of the Securities less favorable to you than they otherwise would be.

♦	The estimated value of the Securities is determined by reference to our pricing and valuation models, which may differ from those of other dealers and is not a maximum or minimum secondary market price – These pricing and valuation models are proprietary and rely in part on subjective views of certain market inputs and certain assumptions about future events, which may prove to be incorrect. As a result, because there is no market-standard way to value these types of securities, our models may yield a higher estimated value of the Securities than those generated by others, including other dealers in the market, if they attempted to value the Securities. In addition, the estimated value on the Trade Date does not represent a minimum or maximum price at which dealers, including MS & Co., would be willing to purchase your Securities in the secondary market (if any exists) at any time. The value of your Securities at any time after the date of this free writing prospectus will vary based on many factors that cannot be predicted with accuracy, including our creditworthiness and changes in market conditions. See also “The market price of the Securities may be influenced by many unpredictable factors” above.

♦	The Securities will not be listed on any securities exchange and secondary trading may be limited – The Securities will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the Securities. MS & Co. currently intends, but is not obligated, to make a market in the Securities and, if it once chooses to make a market, may cease doing so at any time. When it does make a market, it will generally do so for transactions of routine secondary market size at prices based on its estimate of the current value of the Securities, taking into account its bid/offer spread, our credit spreads, market volatility, the notional size of the proposed sale, the cost of unwinding any related hedging positions, the time remaining to maturity and the likelihood that it will be able to resell the Securities. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Securities easily. Since other broker-dealers may not participate significantly in the secondary market for the Securities, the price at which you may be able to trade your Securities is likely to depend on the price, if any, at which MS & Co. is willing to transact. If, at any time, MS & Co. were to cease making a market in the Securities, it is likely that there would be no secondary market for the Securities. Accordingly, you should be willing to hold your Securities to maturity.

♦	Hedging and trading activity by our affiliates could potentially adversely affect the value of the Securities. One or more of our affiliates and/or third-party dealers expect to carry out hedging activities related to the Securities (and to other instruments linked to the Underlying Commodity), including trading in the Underlying Commodity, and possibly in other instruments related to the Underlying Commodity. As a result, these entities may be unwinding or adjusting hedge positions during the term of the Securities, and the hedging strategy may involve greater and more frequent dynamic adjustments to the hedge as the Final Valuation Date approaches. Some of our affiliates also trade the Underlying Commodity and other financial instruments related to the Underlying Commodity on a regular basis as part of their general broker-dealer, commodity trading, proprietary trading and other businesses. Any of these hedging or trading activities on or prior to the Strike Date could potentially increase the Initial Commodity Price and, therefore, could increase the Downside Threshold, which is the price at or above which the Final Commodity Price must be on the Final Valuation Date so that investors do not suffer a significant loss on their initial investment in the Securities. Additionally, such hedging or trading activities during the term of the Securities, including on the Final Valuation Date, could potentially affect the Final Commodity Price on the Final Valuation Date, and, accordingly, the amount of cash payable at maturity, if any.

♦	Potential conflict of interest – As Calculation Agent, MSCG will determine the Initial Commodity Price, the Digital Return, the Digital Barrier, the Downside Threshold, the Final Commodity Price and whether any Market Disruption Event has occurred, and will calculate the amount payable at maturity, if any. Moreover, certain determinations made by MSCG, in its capacity as Calculation Agent, may require it to exercise discretion and make subjective judgments, such as with respect to the occurrence or non-occurrence of Market Disruption Events and the calculation of the Final Commodity Price in the event of a Market Disruption Event. These potentially subjective determinations may adversely affect the payout to you at maturity, if any. For further information regarding these types of determinations, see “Payment at Maturity—Alternate Exchange Calculation in Case of an Event of Default” and “—Calculation Agent and Calculations” and related definitions in the accompanying prospectus supplement. In addition, MS & Co. has determined the estimated value of the Securities on the Trade Date.

♦	Potentially inconsistent research, opinions or recommendations by Morgan Stanley, UBS or our or their respective affiliates – Morgan Stanley, UBS and our or their respective affiliates may publish research from time to time on financial markets and other matters that may influence the value of the Securities, or express opinions or provide recommendations that are inconsistent with purchasing or holding the Securities. Any research, opinions or recommendations expressed by Morgan Stanley, UBS or our or their respective affiliates may not be consistent with each other and may be modified from time to time without notice. Investors should make their own independent investigation of the merits of investing in the Securities and the Underlying Commodity to which the Securities are linked.

♦	The U.S. federal income tax consequences of an investment in the Securities are uncertain. Please read the discussion under “What are the Tax Consequences of the Securities” in this free writing prospectus and the discussion under “United States Federal Taxation” in the accompanying prospectus supplement (together, the “Tax Disclosure Sections”) concerning the U.S. federal income tax consequences of an investment in the Securities. If the Internal Revenue Service (the “IRS”) were successful in asserting an alternative treatment, the timing and character of income on the Securities might differ significantly from the tax treatment described in the Tax Disclosure Sections. There is a risk that the IRS may seek to treat all or a portion of the gain on the Securities as ordinary income. For example, there is a risk (which, depending on the market conditions on the Trade Date, could be substantial) that the IRS could seek to recharacterize the Securities as debt instruments. In that event, U.S. Holders would be required to accrue into income original issue discount on the Securities every year at a “comparable yield” determined at the time of issuance and recognize all income and gain in respect of the Securities as ordinary income. The risk that financial instruments providing for buffers, triggers or similar downside protection features, such as the Securities, would be recharacterized as debt is greater than the risk of recharacterization for comparable financial instruments that do not have such features. We do not plan to request a ruling from the IRS regarding the tax treatment of the Securities, and the IRS or a court may not agree with the tax treatment described in the Tax Disclosure Sections.

In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” rule, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose an interest charge. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Securities, possibly with retroactive effect. Both U.S. and Non-U.S. Holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the Securities, including possible alternative treatments, the issues presented by this notice and any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Risks Relating to the Underlying Commodity

♦	Single commodity prices tend to be more volatile than, and may not correlate with, the prices of commodities generally – The Payment At Maturity is linked exclusively to the price of futures contracts on West Texas Intermediate light sweet crude oil and not to a diverse basket of commodities or a broad-based commodity index. The price of futures contracts on West Texas Intermediate light sweet crude oil may not correlate to, and may diverge significantly from, the prices of commodities generally. Because the Securities are linked to the price of a single commodity, they carry greater risk and may be more volatile than a security linked to the prices of multiple commodities or a broad-based commodity index. The price of futures contracts on West Texas Intermediate light sweet crude oil may be, and has recently been, highly volatile, and we can give you no assurance that the volatility will lessen.

♦	Investments linked to a single commodity are subject to sharp fluctuations in commodity prices, and the price of WTI crude oil may change unpredictably and affect the value of the Securities in unforeseen ways – Investments, such as the Securities, linked to the price of a single commodity, such as WTI crude oil futures contracts, are subject to significant fluctuations in the price of the commodity over short periods due to a variety of factors. Demand for refined petroleum products by consumers, as well as by the agricultural, manufacturing and transportation industries, affects the price of crude oil. Crude oil’s end-use as a refined product is often as transport fuel, industrial fuel and in-home heating fuel. Potential for substitution in most areas exists, although considerations including relative cost often limit substitution levels. Because the precursors of demand for petroleum products are linked to economic activity, demand will tend to reflect economic conditions. Demand is also influenced by government regulations, such as environmental or consumption policies. In addition to general economic activity and demand, prices for crude oil are affected by political events, labor activity, developments in production technology such as fracking and, in particular, direct government intervention (such as embargos) or supply disruptions in major oil producing regions of the world. Such events tend to affect oil prices worldwide, regardless of the location of the event. Supply for crude oil may increase or decrease depending on many factors. These include production decisions by the Organization of the Petroleum Exporting Countries and other crude oil producers. In the event of sudden disruptions in the supplies of oil, such as those caused by war, natural events, accidents, acts of terrorism or cyberattacks, prices of oil futures contracts could become extremely volatile and unpredictable. Also, sudden and dramatic changes in the futures market may occur, for example, upon a cessation of hostilities that may exist in countries producing oil, the introduction of new or previously withheld supplies into the market or the introduction of substitute products or commodities. WTI crude oil is also subject to the risk that it has demonstrated a lack of correlation with world crude oil prices due to structural differences between the U.S. market for crude oil and the international market for crude oil. As a result, the price of WTI crude oil futures contracts may be more volatile than world crude oil prices generally. In addition, the prices of WTI crude oil futures contracts may be near zero, zero or negative, which can occur rapidly and unexpectedly. For example, in April 2020, a collapse of demand for fuel contributed to an oversupply of crude oil that rapidly filled most available oil storage facilities. Storage shortages meant that market participants that had contracted to buy and take delivery of crude oil were at risk of default under the terms of the May 2020 NYMEX WTI crude oil futures contract. The scarcity of storage resulted in some market participants selling their futures contracts at a negative price (effectively paying another market participant to accept delivery of the crude oil referenced by the relevant contracts). As a result, for the first time in history, crude oil futures contracts traded below zero. On April 20, 2020, the last trading day before expiration of the May 2020 WTI crude oil futures contract, prices of that contract fell to negative $37.63. If the Underlying Commodity reaches a near-zero, zero or negative price, the value of the Securities could be adversely affected and, if the Final Commodity Price is near zero, zero or negative, you will lose a significant portion or all of your initial investment in the Securities.

♦	An investment linked to commodity futures contracts is not equivalent to an investment linked to the spot prices of physical commodities – The Securities have returns based on the change in price of futures contracts on the Underlying Commodity, not the change in the spot price of the actual physical commodity to which such futures contracts relate. The price of a futures contract reflects the expected value of the commodity upon delivery in the future, whereas the price of a physical commodity reflects the value of such commodity upon immediate delivery, which is referred to as the spot price. Several factors can result in differences between the price of a commodity futures contract and the spot price of a commodity, including the cost of storing such commodity for the length of the futures contract, interest costs related to financing the purchase of such commodity and expectations of supply and demand for such commodity. While the changes in the price of a futures contract are usually correlated with the changes in the spot price, such correlation is not exact. In some cases, the performance of a commodity futures contract can deviate significantly from the spot price performance of the related Underlying Commodity, especially over longer periods of time. Accordingly, investments linked to the return of commodities futures contracts may underperform similar investments that reflect the spot price return on physical commodities.

♦	Differences between futures prices and the spot price of WTI crude oil may decrease the amount payable at maturity – The Initial Commodity Price and Final Commodity Price that are used to determine the payment at maturity on the Securities are determined by reference to the settlement price of the first nearby month futures contract for WTI crude oil on the Pricing Date and Final Valuation Date, respectively, provided that if any such date falls on the last trading day of such futures contract, then the second nearby month futures contract on such date, and will not therefore reflect the spot price of WTI crude oil on such dates. The market for futures contracts on WTI crude oil has experienced periods of backwardation, in which futures prices are lower than the spot price, and periods of contango, in which futures prices are higher than the spot price. If the contract is in backwardation on the Pricing Date or in contango on the Final Valuation Date, the amount payable at maturity on the Securities will be less than if the initial WTI crude oil price or final WTI crude oil price, respectively, was determined with reference to the spot price.

♦	Suspension or disruptions of market trading in WTI crude oil futures contracts may adversely affect the value of the Securities – The futures market for WTI crude oil is subject to temporary distortions or other disruptions due to various factors, including the lack of liquidity in the markets, the participation of speculators and government regulation and intervention. In addition, the contract is listed on the NYMEX. NYMEX has limits on the amount of fluctuation in futures contract prices which may occur during a single business day. These limits are generally referred to as “daily price fluctuation limits” and the maximum or minimum price of a contract on any given day as a result of these limits is referred to as a “limit price.” Once the limit price has been reached in a particular contract, no trades may be made at a different price. The current maximum daily price fluctuation for futures contracts of WTI crude oil is $6 per barrel for any particular month of delivery. If any contract is traded, bid, or offered at the limit for five minutes, trading is halted for five minutes. When trading resumes, the limit is expanded by $6 per barrel in either direction. If another halt is triggered, the market would continue to be expanded by $6 per barrel in either direction after each successive five-minute trading halt. There are no maximum price fluctuation limits during any one trading session. Fluctuation limits will have the effect of precluding trading in the contract or forcing the liquidation of contracts at disadvantageous times or prices. These circumstances could adversely affect the value of WTI crude oil futures contracts and, therefore, the value of the Securities.

♦	Legal and regulatory changes could adversely affect the return on and value of the Securities – Futures contracts and options on futures contracts, including those related to the Underlying Commodity, are subject to extensive statutes, regulations, and margin requirements. The Commodity Futures Trading Commission, commonly referred to as the “CFTC,” and the exchanges on which such futures contracts trade, are authorized to take extraordinary actions in the event of a market emergency, including, for example, the retroactive implementation of speculative position limits or higher margin requirements, the establishment of daily limits and the suspension of trading. Furthermore, certain exchanges have regulations that limit the amount of fluctuations in futures contract prices that may occur during a single five-minute trading period. These limits could adversely affect the market prices of relevant futures and options contracts and forward contracts. The regulation of commodity transactions in the U.S. is subject to ongoing modification by government and judicial action. In addition, various non-U.S. governments have expressed concern regarding the disruptive effects of speculative trading in the commodity markets and the need to regulate the derivative markets in general. The effect on the value of the Securities of any future regulatory change is impossible to predict, but could be substantial and adverse to the interests of holders of the Securities.

For example, the Dodd-Frank Act, which was enacted on July 21, 2010, requires the CFTC to establish limits on the amount of positions that may be held by any person in certain commodity futures contracts and swaps, futures and options that are economically equivalent to such contracts. While the effects of these or other regulatory developments are difficult to predict, when adopted, such rules may have the effect of making the markets for commodities, commodity futures contracts, options on futures contracts and other related derivatives more volatile and over time potentially less liquid. Such restrictions may force market participants, including us and our affiliates, or such market participants may decide, to sell their positions in such futures contracts and other instruments subject to the limits. If this broad market selling were to occur, it would likely lead to declines, possibly significant declines, in commodity prices, in the price of such commodity futures contracts or instruments and potentially, the value of the Securities.

Scenario Analysis and Examples at Maturity

These examples are based on hypothetical terms. The actual terms are set forth on the cover of this document.

The below scenario analysis and examples are provided for illustrative purposes only and are hypothetical. They do not purport to be representative of every possible scenario concerning increases or decreases in the price of the Underlying Commodity relative to the Initial Commodity Price. We cannot predict the Final Commodity Price on the Final Valuation Date. You should not take the scenario analysis and these examples as an indication or assurance of the expected performance of the Underlying Commodity. The numbers appearing in the examples below have been rounded for ease of analysis. The following scenario analysis and examples illustrate the payment at maturity for a $1,000 security on a hypothetical offering of the Securities, based on the following terms*:

Investment term:	Approximately 54 weeks
Hypothetical Initial Commodity Price:	$70.00
Hypothetical Digital Barrier /
Downside Threshold:	$49.00 (70% of the hypothetical Initial Commodity Price)
Digital Return:	21.40%

* The actual Initial Commodity Price, Digital Barrier and Downside Threshold for the Securities are listed on the cover hereof and were determined on the Strike Date.

Example 1— The price of the Underlying Commodity increases from an Initial Commodity Price of $70 to a Final Commodity Price of $105. The Final Commodity Price is greater than or equal to the Digital Barrier, and the Payment at Maturity is calculated as follows:

$1,000 + [$1,000 × the Digital Return]

$1,000 + [$1,000 × 21.40%]

Payment at Maturity = $1,000 + $214.00 = $1,214.00

Because the Final Commodity Price is greater than or equal to the Digital Barrier, the Payment at Maturity is equal to $1,214.00 per $1,000 Principal Amount of Securities, resulting in a total return on the Securities of 21.40%. Investors do not participate in any appreciation of the Underlying Commodity.

Example 2— The price of the Underlying Commodity decreases from an Initial Commodity Price of $70 to a Final Commodity Price of $66.50. The Final Commodity Price is greater than or equal to the Digital Barrier, and the Payment at Maturity is calculated as follows:

$1,000 + [$1,000 × the Digital Return]

$1,000 + [$1,000 × 21.40%]

Payment at Maturity = $1,000 + $214.00 = $1,214.00

Because the Final Commodity Price is greater than or equal to the Digital Barrier, the Payment at Maturity is equal to $1,214.00 per $1,000 Principal Amount of Securities, resulting in a total return on the Securities of 21.40%.

Example 3— The price of the Underlying Commodity decreases from an Initial Commodity Price of $70 to a Final Commodity Price of $28. The Final Commodity Price is less than the Downside Threshold, and the Payment at Maturity is calculated as follows:

Underlying Commodity Return = ($28 - $70) / $70 = -60%

Payment at Maturity = $1,000 + ($1,000 × -60%) = $400

Because the Final Commodity Price is less than the Downside Threshold, the Securities will be fully exposed to the decline in the price of the Underlying Commodity over the term of the Securities. Therefore, the Payment at Maturity is equal to $400 per $1,000 Principal Amount of Securities, resulting in a total loss on the Securities of 60%.

If the Final Commodity Price is below the Downside Threshold on the Final Valuation Date, the Securities will be fully exposed to the decline in the Underlying Commodity, and you will lose a significant portion or all of your Principal Amount at maturity.

Scenario Analysis – Hypothetical Payment at Maturity for each $1,000 Principal Amount of Securities.

Performance of the Underlying Commodity		Performance of the Securities
Final Commodity Price	Underlying Commodity Return	Digital Return	Payment at Maturity	Return on Securities Purchased at $1,000 (1)
$140.00	100%	21.40%	$1,214.00	21.40%
$133.00	90%	21.40%	$1,214.00	21.40%
$126.00	80%	21.40%	$1,214.00	21.40%
$119.00	70%	21.40%	$1,214.00	21.40%
$112.00	60%	21.40%	$1,214.00	21.40%
$105.00	50%	21.40%	$1,214.00	21.40%
$98.00	40%	21.40%	$1,214.00	21.40%
$91.00	30%	21.40%	$1,214.00	21.40%
$84.00	20%	21.40%	$1,214.00	21.40%
$77.00	10%	21.40%	$1,214.00	21.40%
$70.00	0%	21.40%	$1,214.00	21.40%
$63.00	-10%	21.40%	$1,214.00	21.40%
$56.00	-20%	21.40%	$1,214.00	21.40%
$49.00	-30%	21.40%	$1,214.00	21.40%
$48.30	-31%	N/A	$690.00	-31.00%
$42.00	-40%	N/A	$600.00	-40.00%
$35.00	-50%	N/A	$500.00	-50.00%
$28.00	-60%	N/A	$400.00	-60.00%
$21.00	-70%	N/A	$300.00	-70.00%
$14.00	-80%	N/A	$200.00	-80.00%
$7.00	-90%	N/A	$100.00	-90.00%
$0.00	-100%	N/A	$0.00	-100.00%

(1) This “Return on Securities” is the number, expressed as a percentage, that results from comparing the Payment at Maturity per $1,000 Principal Amount Security to the purchase price of $1,000 per Security.

What are the tax consequences of the Securities?

There is uncertainty regarding the U.S. federal income tax consequences of an investment in the Securities due to the lack of governing authority. Our counsel, Davis Polk & Wardwell LLP, is unable to render a definitive opinion on the tax treatment of the Securities at this time as such opinion is dependent in part upon market conditions on the Trade Date. Our counsel’s opinion will therefore be provided only on the Trade Date. However, under current law, and based on current market conditions, our counsel believes that it is at least reasonable to treat a Security as a single financial contract that is an “open transaction” for U.S. federal income tax purposes.

Assuming this treatment of the Securities is respected and subject to the discussion in “United States Federal Taxation” in the accompanying prospectus supplement, the following U.S. federal income tax consequences should result based on current law:

t	A U.S. Holder should not be required to recognize taxable income over the term of the Securities prior to settlement, other than pursuant to a sale or exchange.

t	Upon sale, exchange or settlement of the Securities, a U.S. Holder should recognize gain or loss equal to the difference between the amount realized and the U.S. Holder’s tax basis in the Securities. Such gain or loss should be long-term capital gain or loss if the investor has held the Securities for more than one year, and short-term capital gain or loss otherwise.

There is a risk that the Internal Revenue Service (the “IRS”) may seek to treat all or a portion of the gain on the Securities as ordinary income. For example, there is a risk (which, depending on the market conditions on the Trade Date, could be substantial) that the IRS could seek to recharacterize the Securities as debt instruments. In that event, U.S. Holders would be required to accrue into income original issue discount on the Securities every year at a “comparable yield” determined at the time of issuance and recognize all income and gain in respect of the Securities as ordinary income.

In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” rule, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose an interest charge. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Securities, possibly with retroactive effect.

Section 871(m) of the Internal Revenue Code of 1986, as amended, and Treasury regulations promulgated thereunder (“Section 871(m)”) generally impose a 30% (or a lower applicable treaty rate) withholding tax on dividend equivalents paid or deemed paid to Non-U.S. Holders with respect to certain financial instruments linked to U.S. equities or indices that include U.S. equities (each, an “Underlying Security”). Because the Securities reference a commodity that is not treated for U.S. federal income tax purposes as an Underlying Security, payment on the Securities to Non-U.S. Holders should not be subject to Section 871(m).

Both U.S. and non-U.S. investors considering an investment in the Securities should read the discussion under “Key Risks” in this free writing prospectus and the discussion under “United States Federal Taxation” in the accompanying prospectus supplement and consult their tax advisers regarding all aspects of the U.S. federal income tax consequences of an investment in the Securities, including possible alternative treatments, the issues presented by the aforementioned notice and any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

The discussion in the preceding paragraphs under “What are the Tax Consequences of the Securities” and the discussion contained in the section entitled “United States Federal Taxation” in the accompanying prospectus supplement, insofar as they purport to describe provisions of U.S. federal income tax laws or legal conclusions with respect thereto, constitute the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal tax consequences of an investment in the Securities.

West Texas Intermediate Light Sweet Crude Oil Futures Contracts

Crude oil is used as a refined product primarily as transport fuel, industrial fuel and in-home heating fuel. The price of WTI crude oil to which the return on the Securities is linked is based on the official settlement price per barrel of West Texas Intermediate light sweet crude oil on the NYMEX Division of the first nearby month futures contract, stated in U.S. dollars, as made public by the NYMEX Division on such date, provided that if such date falls on the last Trading Day of such futures contract (all pursuant to the rules of the NYMEX Division), then the second nearby month futures contract on such date.

The prices of WTI crude oil futures contracts may be near zero, zero or negative, which can occur rapidly and unexpectedly. In April 2020, crude oil futures contracts traded below zero. See “Risk Factors—Investments linked to a single commodity are subject to sharp fluctuations in commodity prices, and the price of WTI crude oil may change unpredictably and affect the value of the Securities in unforeseen ways.”

West Texas Intermediate Light Sweet Crude Oil Futures Contracts Historical Information

The following table sets forth the published high and low daily Commodity Prices, as well as the end-of-quarter Commodity Prices, of West Texas Intermediate Light Sweet Crude Oil Futures Contracts for each quarter in the period from January 1, 2016 through December 1, 2021. The Commodity Price of West Texas Intermediate Light Sweet Crude Oil Futures Contracts on December 1, 2021 was $65.57. We obtained the information in the table below from Bloomberg Financial Markets, without independent verification. The historical Commodity Prices of the West Texas Intermediate Light Sweet Crude Oil Futures Contracts should not be taken as an indication of future performance, and no assurance can be given as to the Commodity Price of West Texas Intermediate Light Sweet Crude Oil Futures Contracts on the Final Valuation Date.

Quarter Begin	Quarter End	Quarterly High ($)	Quarterly Low ($)	Quarterly Close ($)
1/1/2016	3/31/2016	41.45	26.21	38.34
4/1/2016	6/30/2016	51.23	35.70	48.33
7/1/2016	9/30/2016	48.99	39.51	48.24
10/1/2016	12/31/2016	54.06	43.32	53.72
1/1/2017	3/31/2017	54.45	47.34	50.60
4/1/2017	6/30/2017	53.40	42.53	46.04
7/1/2017	9/30/2017	52.22	44.23	51.67
10/1/2017	12/31/2017	60.42	49.29	60.42
1/1/2018	3/31/2018	66.14	59.19	64.94
4/1/2018	6/30/2018	74.15	62.06	74.15
7/1/2018	9/30/2018	74.14	65.01	73.25
10/1/2018	12/31/2018	76.41	42.53	45.41
1/1/2019	3/31/2019	60.14	46.54	60.14
4/1/2019	6/30/2019	66.30	51.14	58.47
7/1/2019	9/30/2019	62.90	51.09	54.07
10/1/2019	12/31/2019	61.72	52.45	61.06
1/1/2020	3/31/2020	63.27	20.09	20.48
4/1/2020	6/30/2020	40.46	-37.63	39.27
7/1/2020	9/30/2020	43.39	36.76	40.22
10/1/2020	12/31/2020	49.10	35.79	48.52
1/1/2021	3/31/2021	66.09	47.62	59.16
4/1/2021	6/30/2021	74.05	58.65	73.47
7/1/2021	9/30/2021	75.45	62.32	75.03
10/1/2021	12/1/2021*	84.65	65.57	65.57

* Available information for the indicated period includes data for less than the entire calendar quarter, and, accordingly, the “Quarterly High,” “Quarterly Low” and “Quarterly Close” data indicated are for this shortened period only.

The graph below illustrates the performance of West Texas Intermediate Light Sweet Crude Oil Futures Contracts from January 1, 2016 through December 1, 2021, based on information from Bloomberg. Past performance of West Texas Intermediate Light Sweet Crude Oil Futures Contracts is not indicative of the future performance of West Texas Intermediate Light Sweet Crude Oil Futures Contracts.

*The dashed line indicates the Downside Threshold of $45.90, which is approximately 70% of the Initial Commodity Price.

Additional Terms of the Securities

If the terms discussed in this free writing prospectus differ from those discussed in the prospectus supplement or prospectus, the terms contained in this free writing prospectus will control.

Trustee

The “Trustee” for each offering of notes issued under our Senior Debt Indenture, including the Securities, will be The Bank of New York Mellon, a New York banking corporation.

Agent

The “agent” is MS & Co.

Calculation Agent and Calculations

The “Calculation Agent” for the Securities will be MSCG. As Calculation Agent, MSCG will determine, among other things, the Initial Commodity Price, the Digital Barrier, the Downside Threshold, the Final Commodity Price, the Underlying Commodity Return and the Payment at Maturity, if any.

All determinations made by the Calculation Agent will be at the sole discretion of the Calculation Agent and will, in the absence of manifest error, be conclusive for all purposes and binding on you, the Trustee and us.

All calculations with respect to the Payment at Maturity will be rounded to the nearest one hundred-thousandth, with five one-millionths rounded upward (e.g., .876545 would be rounded to .87655); all dollar amounts related to determination of the amount of cash payable per Security will be rounded to the nearest ten-thousandth, with five one hundred-thousandths rounded upward (e.g., .76545 would be rounded up to .7655); and all dollar amounts paid on the aggregate number of Securities will be rounded to the nearest cent, with one-half cent rounded upward.

Because the Calculation Agent is our affiliate, the economic interests of the Calculation Agent and its affiliates may be adverse to your interests, as an owner of the Securities, including with respect to certain determinations and judgments that the Calculation Agent must make in determining the Final Commodity Price or whether a Market Disruption Event has occurred. MSCG is obligated to carry out its duties and functions as Calculation Agent in good faith and using its reasonable judgment.

Issuer Notice to Registered Security Holders, the Trustee and the Depositary

In the event that the Maturity Date is postponed due to postponement of the Final Valuation Date, the Issuer shall give written notice of such postponement and, once it has been determined, of the date to which the Maturity Date has been rescheduled (i) to each registered holder of the Securities, (ii) to the Trustee and (iii) to The Depository Trust Company (the “Depositary”). Any notice that is given to a registered holder of the Securities in the manner herein provided shall be conclusively presumed to have been duly given to such registered holder, whether or not such registered holder receives the notice. The Issuer shall give such notice as promptly as possible, and in no case later than (i) with respect to notice of postponement of the Maturity Date, the Business Day immediately preceding the scheduled Maturity Date and (ii) with respect to notice of the date to which the Maturity Date has been rescheduled, the Business Day immediately following the actual Final Valuation Date.

The Issuer shall, or shall cause the Calculation Agent to, (i) provide written notice to the Trustee, on which notice the Trustee may conclusively rely, and to the Depositary of the amount of cash to be delivered, if any, with respect to the Securities, on or prior to 10:30 a.m. (New York City time) on the Business Day preceding the Maturity Date, and (ii) deliver the aggregate cash amount due, if any, with respect to the Securities to the Trustee for delivery to the Depositary, as holder of the Securities, on the Maturity Date.

Additional Information About the Securities

Use of Proceeds and Hedging

The proceeds from the sale of the Securities will be used by us for general corporate purposes. We will receive, in aggregate, $1,000 per Security issued, because, when we enter into hedging transactions in order to meet our obligations under the Securities, our hedging counterparty will reimburse the cost of the Agent’s commissions. The costs of the Securities borne by you and described on page 2 above comprise the Agent’s commissions and the cost of issuing, structuring and hedging the Securities. See also “Use of Proceeds” in the accompanying prospectus.

On or prior to the Strike Date, we will hedge our anticipated exposure in connection with the Securities, by entering into hedging transactions with our affiliates and/or third party dealers. We expect our hedging counterparties to take positions in on the Underlying Commodity or positions in any other available instruments that they may wish to use in connection with such hedging. Such purchase activity could increase the Initial Commodity Price, and, therefore, could increase the Downside Threshold, which is the price at or above which the Underlying Commodity must close on the Final Valuation Date so that you do not suffer a significant loss on your initial investment in the Securities. In addition, through our affiliates, we are likely to modify our hedge position throughout the term of the Securities by purchasing and selling the Underlying Commodity or positions in any other available instruments that we may wish to use in connection with such hedging activities, including by selling any such instruments on the Final Valuation Date. As a result, these entities may be unwinding or adjusting hedge positions during the term of the Securities, and the hedging strategy may involve greater and more frequent dynamic adjustments to the hedge as the Final Valuation Date approaches. We cannot give any assurance that our hedging activities will not affect the Commodity Price, and, therefore, adversely affect the value of the Securities or the amount payable at maturity, if any. For further information on our use of proceeds and hedging, see “Use of Proceeds and Hedging” in the accompanying prospectus supplement.

Supplemental Plan of Distribution; Conflicts of Interest

MS & Co. will act as the agent for this offering. We will agree to sell to MS & Co., and MS & Co. will agree to purchase, all of the Securities at the issue price less the underwriting discount indicated on the cover of this document. UBS Financial Services Inc., acting as dealer, will receive from MS & Co. a fixed sales commission of $7.50 for each Security it sells.

MS & Co. is our affiliate and a wholly owned subsidiary of Morgan Stanley, and it and other affiliates of ours expect to make a profit by selling, structuring and, when applicable, hedging the Securities. When MS & Co. prices this offering of Securities, it will determine the economic terms of the Securities such that for each Security the estimated value on the Trade Date will be no lower than the minimum level described in “Additional Information about Morgan Stanley, MSFL and the Securities” on page 2.

MS & Co. will conduct this offering in compliance with the requirements of Rule 5121 of the Financial Industry Regulatory Authority, Inc. (“FINRA”), regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest. MS & Co. or any of our other affiliates may not make sales in this offering to any discretionary account.

In order to facilitate the offering of the Securities, the agent may engage in transactions that stabilize, maintain or otherwise affect the price of the Securities or the Underlying Commodity. Specifically, the agent may sell more Securities than it is obligated to purchase in connection with the offering, creating a naked short position in the Securities, for its own account. The agent must close out any naked short position by purchasing the Securities in the open market. A naked short position is more likely to be created if the agent is concerned that there may be downward pressure on the price of the Securities in the open market after pricing that could adversely affect investors who purchase in the offering. As an additional means of facilitating the offering, the agent may bid for, and purchase, the Securities or the Underlying Commodity in the open market to stabilize the price of the Securities or of the Underlying Commodity. Any of these activities may raise or maintain the market price of the Securities above independent market levels or prevent or retard a decline in the market price of the Securities. The agent is not required to engage in these activities, and may end any of these activities at any time. An affiliate of the agent has entered into a hedging transaction with us in connection with this offering of Securities. See “—Use of Proceeds and Hedging” above.

Form of Securities

The Securities will be issued in the form of one or more fully registered global securities which will be deposited with, or on behalf of, the Depositary and will be registered in the name of a nominee of the Depositary. The Depositary’s nominee will be the only registered holder of the Securities. Your beneficial interest in the Securities will be evidenced solely by entries on the books of the securities intermediary acting on your behalf as a direct or indirect participant in the Depositary. In this free writing prospectus, all references to payments or notices to you will mean payments or notices to the Depositary, as the registered holder of the Securities, for distribution to participants in accordance with the Depositary’s procedures. For more information regarding the Depositary and book entry notes, please read “Form of Securities—The Depositary” and “Securities Offered on a Global Basis Through the Depositary” in the accompanying prospectus.